[DESCRIPTION]REPORT OF INDEPENDENT ACCOUNTANTS


To the Trustees of Loomis Sayles Funds:

In planning and performing our audit of the financial statements and financial highlights (hereinafter referred to as "financial statements") of the Loomis Sayles Funds [consisting of Loomis Sayles Core Value Fund, Loomis Sayles Growth Fund, Loomis Sayles International Equity Fund, Loomis Sayles Mid-Cap Growth Fund, Loomis Sayles Mid-Cap Value Fund, Loomis Sayles Small Cap Growth Fund, Loomis Sayles Small Cap Value Fund, Loomis Sayles Strategic Value Fund, Loomis Sayles Worldwide Fund, Loomis Sayles Bond Fund, Loomis Sayles Global Bond Fund, Loomis Sayles High Yield Fund, Loomis Sayles Intermediate Maturity Bond Fund, Loomis Sayles Investment Grade Bond Fund, Loomis Sayles Municipal Bond Fund, Loomis Sayles Short-Term Bond Fund, and Loomis Sayles U.S. Government Securities Fund (collectively known as the "Funds")] for the nine month period ended September 30, 1998, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of September 30, 1998.

This report is intended solely for the information and use of management, the Trustees of the Funds and the Securities and Exchange Commission.



PricewaterhouseCoopers LLP
Boston, Massachusetts
November 18, 1998